Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made as of May 8, 2013 (the “Effective Date”) by and among Dollar Financial Group, Inc., a New York corporation (together with its successors and assigns, “DFG”), DFC Global Corp., a Delaware corporation (together with its successors and assigns, “DFC,” and together with DFG, the “Company”) and Jeffrey A. Weiss (the “Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated September 7, 2011 (the “Agreement”); and

WHEREAS, Section 14 of the Agreement provides that the parties may agree to amend the Agreement in writing; and

WHEREAS, the parties desire to amend the Agreement to eliminate the Executive’s right to receive, and the Company’s obligation to pay, a tax gross-up payment intended to place the Executive in the same after-tax position he would be in if no excise tax were payable pursuant to section 4999 of the Internal Revenue Code in the event the Executive receives parachute payments within the meaning of section 280G of the Internal Revenue Code.

NOW THEREFORE, the parties hereby amend the Agreement as follows:

1. Section 5(k)(i) of the Agreement is amended in its entirety to read as follows:

“The Total Payments payable to the Executive will be made without regard to whether the deductibility of such payments (considered together with any other entitlements or payments otherwise paid or due to the Executive) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject the Executive to the Parachute Excise Tax; provided, however, that the Total Payments will instead be reduced to the Capped Amount if the Total After-Tax Payments would be increased by such reduction. In the event that the Total Payments are to be reduced pursuant to this Section 5(k)(i), such Total Payments shall be reduced such that the reduction of compensation to be provided to the Executive as a result of this Section 5(k)(i) is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code with a reduction first made to any cash severance and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.”

2. Section 5(k)(iii) of the Agreement is amended in its entirety to read as follows:

“As a result of uncertainty in the application of Sections 280G and 4999 of the Code, it is possible that the amounts paid to the Executive will be more than the Company should have paid pursuant to Section 5(k)(i) (the “Overpayment”) or that the amounts paid to the Executive will be less than the Company should have paid pursuant to Section 5(k)(i) (the “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall repaid to the Company by the Executive within 30 days of such determination. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment or an Underpayment has been made, any such Overpayment or Underpayment shall be promptly paid by the Executive or the Company, as applicable, to the other with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, within 30 days of such determination. The Company or the Executive shall notify the other in writing of any claim by the Internal Revenue Service that, if successful, would result in an Overpayment or an Underpayment and would require the payment by the Company or the Executive to the other in accordance with this Section 5(k)(iii). Such notification shall be given as soon as practicable but no later than ten business days after the Company or the Executive, as applicable, is informed in writing of such claim and shall apprise the other of the nature of such claim and the date on which such claim is requested to be paid.”

3. The Agreement, as amended by the foregoing changes, is ratified and confirmed in all respects.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed and delivered under seal, by its authorized officers or individually, in each case on May 8, 2013.

DOLLAR FINANCIAL GROUP, INC.

/s/ Kenneth Schwenke
Kenneth Schwenke
President

DFC GLOBAL CORP.

/s/ Kenneth Schwenke
Kenneth Schwenke
President

/s/ Jeffrey A. Weiss
JEFFREY A. WEISS